LETTER OF RESIGNATION

To: Bio Standard Corporation

Attn: Board of Directors

The undersigned, a president of Bio Standard Corporation, hereby submits his resignation as president effective this 23rd day of May, 2003.

Tina Phan
/s/ Tina Phan